Exhibit 99.1

601 Lexington Avenue
New York, New York 10022
Yosef J. Riemer, P.C. To Call Writer Directly: (212) 446-4802 yriemer@kirkland.com	(212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

April 6, 2017

Via E-mail

John Quinn, Esq.

Quinn Emanuel

865 South Figueroa Street, 10th Fl.

Los Angeles, CA 90017-2543

Re:                             Your April 5, 2017 Letter

Dear Mr. Quinn:

I write on behalf of tronc, Inc. (“tronc”) in response to your letter dated April 5, 2017.  Your letter is a cynical and transparent attempt to smear tronc and the other members of tronc’s board of directors (the “Board”) in an effort to deflect attention from the clear improprieties of your client, Dr. Patrick Soon-Shiong.  The letter is filled with misstatements, and I am not going to dignify them with a point-by-point rebuttal.  The red herrings in your letter do not change the fact that Dr. Soon-Shiong has repeatedly traded in tronc stock without first satisfying the requirements of tronc’s insider trading policy, which requires Dr. Soon-Shiong to obtain the approval of tronc’s general counsel, Ms. Julie Xanders, prior to trading.  Accordingly, tronc repeats its demand that Dr. Soon-Shiong cease trading in tronc stock without first obtaining Ms. Xanders’ approval to do so.  Your client is not exempt from the obligations to which all other directors are subject.

To recap the basis for tronc’s demand, I remind you that Dr. Soon-Shiong has publicly disclosed the following trades in tronc stock:

Date Disclosed	Shares Traded
June 9, 2016	2,900
June 13, 2016	500
November 4, 2016	28,749
November 7, 2016	2,600

Beijing     Chicago    Hong Kong     Houston    London     Los Angeles     Munich    Palo Alto     San Francisco    Shanghai     Washington, D.C.

November 8, 2016	200,000
November 9, 2016	33,775
November 10, 2016	35,301
November 11, 2016	25,790
November 14, 2016	8,250
November 16, 2016	26,164
November 17, 2016	20,109
November 18, 2016	18,312
November 21, 2016	21,475
November 22, 2016	17,984
November 23, 2016	84,675
November 29, 2016	35,643
November 30, 2016	29,379
December 2, 2016	27,754
December 5, 2016	6,151
December 6, 2016	27,351
December 7, 2016	19,263
December 8, 2016	200
February 16, 2017	6,920
February 17, 2017	7,217

March 20, 2017	2,950,000

Dr. Soon-Shiong received an email dated June 14, 2016 from Ms. Rebecca Marquez, tronc’s assistant general counsel, in which Ms. Marquez explained to Dr. Soon-Shiong that his June 13 purchase of tronc securities was transacted in violation of the Company’s Policy on Trading in Securities, because the trading window closed on June 10, 2016.  Further, as Ms. Marquez explained to Dr. Soon-Shiong in that email, both his June 9 and June 13, 2016 purchases of securities required preclearance from tronc General Counsel Julie Xanders, but Dr. Soon-Shiong failed to request preclearance and thus he traded without such preclearance in further violation of the Policy.

Mr. Charles Kim, General Counsel to Nant, responded to Ms. Marquez’s email in an email dated June 14, 2016, writing that, “Dr. Patrick Soon-Shiong will comply with the policy, including blackout periods and preclearance of trades, as well as federal and state securities laws generally.”  However, Dr. Soon-Shiong continued to flout this policy.

For example, in a February 21, 2017 email from Charles Kenworthy, President of Nant, to Ms. Marquez and Ms. Xanders, Mr. Kenworthy acknowledged that Dr. Soon-Shiong had purchased tronc shares on February 16 and 17, 2017, even though no preclearance had been given for those trades.  Mr. Kenworthy further indicated at that time that Dr. Soon-Shiong “intend[ed] to buy additional shares.”  Mr. Kenworthy requested approval for those past and future purchases, which was denied.

The overt and knowing breaches of tronc’s insider trading policy are not the only governance lapses by your client.  The excuses offered for Dr. Soon-Shiong’s repeated absences from Board meetings are simply not credible.  As I stated in my letter to you of March 28, 2017, tronc’s management has repeatedly scheduled meetings around Dr. Soon-Shiong’s schedule, and despite his assurances that he will attend those meetings, he has failed to do so.  You have claimed that Dr. Soon-Shiong was unable to attend multiple meetings because he was given the wrong dial-in number, but Dr. Soon-Shiong was provided the same meeting notice and dial-in number as all other members of the Board.  No other director seems to have had any difficulty joining telephonic Board meetings.

By contrast, the Board’s actions that you hold up as illustrations of poor corporate governance prove precisely the opposite.  You complain about related-party transactions between tronc and tronc’s chairman, Michael J. Ferro, Jr., or his investment vehicle.  In fact, the Board’s Audit Committee was notified of all such transactions, and all such transactions have been fully disclosed in tronc’s filings with the Securities and Exchange Commission.  Mr. Ferro and tronc have been completely transparent about those transactions.  Aside from those transactions that are disclosed in tronc’s public filings, there are no other reportable related-party transactions between Mr. Ferro or his affiliates, on the one hand, and tronc, on the other hand, and any assertion by you to the contrary is false and baseless.

In conclusion, it seems clear that your client’s acquisitions of stock in violation of tronc’s insider trading policy, as well as your media campaign against the company, are all part of your client’s strategy to coerce the company into selling your client the Los Angeles Times.  But the LA Times is not for sale.  As was discussed with your client in December of 2016, the only way for your client to own the LA Times is to acquire the whole company.  And if your client wants to make such a proposal, the Board will do its duty and consider it.

As always, this letter is not a waiver of any rights, powers, privileges, remedies, or defenses of tronc, now existing or hereafter arising, all of which are expressly reserved.

Sincerely,

/s/ Yosef J. Riemer
Yosef J. Riemer, P.C.

cc:	Julie K. Xanders, Esq.
Justin Dearborn, Esq.
Terry Jimenez
Rebecca Kwok Marquez, Esq.
Charles Kim, Esq.
Charles Kenworthy, Esq.